EXHIBIT 21.1

SUBSIDIARIES OF LIBERATE

1.     Liberate Technologies B.V., incorporated in the Netherlands.

2.     Liberate Technologies LLC, organized in the State of Delaware.

3.     Liberate Technologies Canada Ltd., incorporated in Canada.